Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The LGL Group, Inc. (“LGL” or the “Company”) has authority to issue 10,000,000 shares of capital stock, consisting of entirely of common stock, $0.01 par value per share (the “Common Stock”).  The following is a summary of the material terms of the Common Stock.  This summary is qualified in its entirety by reference to LGL’s Certificate of Incorporation (the “Charter”), LGL’s By-laws, as amended (the “By-laws”), which are incorporated herein by reference as Exhibit 3.1, and Exhibits 3.2 through 3.5, respectively, to LGL’s Annual Report on Form 10-K of which this exhibit is a part. Please read the Charter, the By-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Company’s board of directors (the “Board”) out of funds legally available therefor. Under the Charter, holders of Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of Common Stock are, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that the Company may authorize and issue in the future.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Charter Documents

The Company is subject to the provisions of Section 203 of the DGCL. Under Section 203, the Company would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, the Board has approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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Exhibit 4.4

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The Charter and By-laws include a number of provisions that may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to the Company’s stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to the Board.

Listing

The Common Stock is traded on the NYSE American under the symbol “LGL.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare.

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